Exhibit 5.1

[Letterhead of Ropes & Gray LLP]

June    , 2003

AmeriPath, Inc.
7289 Garden Road, Suite 200
Riviera Beach, Florida 33404

Re:	Registration Statement on Form S-4 SEC File No. 333-104874

Ladies and Gentlemen:

        We have acted as counsel to AmeriPath, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof. The Registration Statement includes a prospectus (the "Prospectus") which will provide for the issuance by the Company, in an exchange offer (the "Exchange Offer"), of up to $275,000,000 in aggregate principal amount of the Company's 10.50% Senior Subordinated Notes due 2013 (the "Exchange Notes"), which have been registered under the Securities Act, in exchange for up to a like principal amount of the Company's outstanding 10.50% Senior Subordinated Notes due 2013 (the "Old Notes"), which have not been registered under the Securities Act. The Exchange Notes are to be issued pursuant to an Indenture, dated as of March 27, 2003 (the "Indenture"), among the Company, the Company's parent, the subsidiary guarantors referred to therein and U.S. Bank, National Association, as trustee (the "Trustee"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for the purposes of this opinion, including the Certificate of Incorporation and Bylaws of the Company.

        Based upon the foregoing and subject to the additional qualifications set forth below, we are of opinion that, when the Exchange Notes have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture, and delivered upon consummation of the Exchange Offer against receipt of the Old Notes surrendered in exchange therefore in accordance with the terms of the Prospectus and in the letter of transmittal, substantially in the form filed as Exhibit 99.1 to the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except, to the extent that enforcement against the Company may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

        We are members of the bar of the State of New York and do not express any opinion as to the law of any jurisdiction other than the laws of the State of New York or the federal laws of the United States. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

                      Very truly yours,